EXHIBIT 99.1

PRESS RELEASE

Contact: Bill Foust	Paul Roberts
770-569-4203	770-569-4277

SCHWEITZER-MAUDUIT ANNOUNCES SENIOR MANAGEMENT CHANGES

Alpharetta, GA, July 10, 2006. Schweitzer-Mauduit International, Inc. (NYSE:SWM) today announced the following management changes effective August 1, 2006:

As part of a planned management succession process and in anticipation of future retirements, Paul C. Roberts, age 57, current Chief Financial Officer and Treasurer (CFO), will be assuming the newly created position of Vice President — Strategic Planning and Implementation, reporting to Wayne H. Deitrich, Chairman and Chief Executive Officer. Mr. Roberts has served as CFO since August 1995 and has almost 29 combined years of service with Schweitzer-Mauduit and Kimberly-Clark Corporation. In this new role, Mr. Roberts will be responsible for corporate projects including potential investment opportunities and strategic initiatives, while continuing to serve as Vice-Chairman of the Board of China Tobacco Mauduit (Jiangmen) Paper Industry Company Ltd., Schweitzer-Mauduit’s tobacco related papers joint venture in China.

In announcing this change, Mr. Deitrich stated, “Paul has done an outstanding job as our CFO and has been instrumental in all of our acquisitions, our China joint venture, financial planning and controls, and maintaining investor and banking relations and corporate information systems. As my close business confidant, I have valued his significant contributions and tireless efforts to move the Company toward success.”

In turn, Mr. Roberts commented, “With the management changes announced today, we will be implementing key components of the Company’s succession plan while permitting me to place additional focus on implementation of the strategic vision Wayne Deitrich and I share for the Company. I have enjoyed the challenges of being Chief Financial Officer and now look forward to having the additional time to address our key strategic initiatives.”

Succeeding Mr. Roberts as CFO will be Peter J. Thompson, President — U.S. Operations since November 1998. Mr. Thompson, age 43, joined Schweitzer-Mauduit in January 1997 as Marketing Manager — U.S. Previously, he was CFO and then Marketing Director for Tape, Inc. from May 1995 to January 1997. Also, he held several key financial positions with Kimberly-Clark where he was involved in financial and business analysis, acquisitions and divestitures.

Otto R. Herbst, President, Brazilian Operations, will become President, the Americas, with profit responsibility for the Brazilian and U.S. Business Units, reporting to Frédéric P. Villoutreix, Chief Operating Officer (COO).

Mr. Herbst, age 46, has been President, Brazilian Operations, since April 1999. Frédéric Villoutreix, COO, commented that, “Combining the Brazilian and U.S. Business Units will better enable us to produce and sell products in and from one region to another with a more efficient delivery of cost competitive products, while realizing the synergies of having one total management organization.”

Related to this reorganization, Clifford J. Bienert, Senior Director of Operations — U.S., is being promoted to the officer position of Vice President — U.S. Operations, reporting to Mr. Herbst. Mr. Bienert, age 50, joined Schweitzer-Mauduit in November 2005. In his expanded role, he will be in charge of all manufacturing and quality assurance for the U.S. and the development and manufacturing of lower ignition propensity cigarette papers corporate wide.

Although the management changes are effective August 1, 2006, Messrs. Thompson, Roberts, Herbst and Bienert will be working through an orderly transition process this month.

Schweitzer-Mauduit International, Inc. is a diversified producer of premium specialty papers and the world’s largest supplier of fine papers to the tobacco industry. It also manufactures specialty papers for use in alkaline batteries, vacuum cleaner bags, overlay products, saturating base papers, business forms and printing and packaging applications. Schweitzer-Mauduit and its subsidiaries conduct business in over 90 countries and employ 3,700 people worldwide, with operations in the United States, France, Brazil, Indonesia, the Philippines and Canada. For further information, please visit the Company’s Web site at www.schweitzer-mauduit.com.